SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

January 31, 2006
Date of Report (Date of earliest event reported)

United Security Bancshares
(Exact Name of Registrant as Specified in its Charter)

California
(State or Other Jurisdiction of Incorporation)

000-32987	91-2112732
(Commission File Number)	(IRS Employer Identification No.)

1525 E. Shaw Avenue	93710
(Address of Principal Executive Office)	(Zip Code)

559-248-4943
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets

On January 31, 2006, United Security Bank, a wholly owned subsidiary of United Security Bancshares, sold its shares of common stock in Pacific Coast Banker’s Bancshares (“PCBB”). The sale, approved by the Bank’s Board in December, was made to accommodate other investor bank’s desiring to purchase shares and serve on PCBB’s Board.

PCBB was formed in 1998 to provide services to community banks. United Security Bank purchased the shares in 1999 and Dennis Woods, President and CEO of United Security Bank, will complete 7 years on PCBB’s Board when he completes the current term this spring.

The net sales proceeds were $2,607,000. After subtracting the book value of $730,000, the resulting pretax gain was $1,877,000. The after tax gain will approximate $1.2 million. United Security Bank owned 5,500 shares of PCBB that sold for $475.00 per share less a $5,500 sales charge.

Woods stated, “Its been an excellent investment for the Bank and PCBB will continue to provide the Bank with a number of services. The time has come to let new Directors and Investors participate in managing PCBB and its time for our shareholders to receive a return on their investment.”

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

United Security Bancshares

Date: January 31, 2006	By:	/s/ Ken Donahue

Senior Vice President & Chief Financial Officer